                                                                   Exhibit 10.20





                                CREDIT AGREEMENT



                                 BY AND BETWEEN


                        LASALLE BANK NATIONAL ASSOCIATION


                                       AND


                            HUB INTERNATIONAL LIMITED







                                                                   JULY 19, 2001



                                TABLE OF CONTENTS

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SECTION 1. DEFINITIONS     ..........................................................................   1

SECTION 2. CREDIT FACILITY ..........................................................................  11
           Section 2.A.    Revolving Loans and Revolving Note......................................... 11
                   2.A.1.  Revolving Loans............................................................ 11
                   2.A.2.  Revolving Note............................................................. 11

SECTION 3. GENERAL PROVISIONS APPLICABLE TO ALL LOANS................................................  12
           Section 3.A.    Applicable Interest Rates.................................................. 12
           Section 3.B.    Minimum and Maximum Borrowing Amounts...................................... 13
           Section 3.C.    Borrowing Procedures....................................................... 13
           Section 3.D.    Interest Periods........................................................... 14
           Section 3.E.    Maturity of LIBOR Loans.................................................... 14
           Section 3.F.    Prepayments................................................................ 14
           Section 3.G.    Default Rate............................................................... 15
           Section 3.H.    Note....................................................................... 16
           Section 3.I.    Funding Indemnity.......................................................... 16
           Section 3.J.    Change in Circumstances, Etc............................................... 17

SECTION 4. FEES......................................................................................  19
           Section 4.A.    Revolving Commitment Fees.................................................. 19
           Section 4.B.    Non-Utilization Fee........................................................ 19

SECTION 5. PLACE AND APPLICATION OF PAYMENTS.........................................................  19
           Section 5.A.    Place and Application of Payments.......................................... 19

SECTION 6. CONDITIONS PRECEDENT AND SUBSEQUENT.......................................................  19
           Section 6.A.    Delivery of Documents as Conditions Precedent.............................. 20
                   6.A.1.  Agreement.................................................................. 20
                   6.A.2.  Note....................................................................... 20
                   6.A.3.  Evidence of Insurance...................................................... 20
                   6.A.4.  Articles of Incorporation.................................................. 20
                   6.A.5.  Good Standing.............................................................. 20
                   6.A.6.  Secretary's Certificate.................................................... 20
                   6.A.7.  Solvency Certificate....................................................... 20
                   6.A.8.  Opinion.................................................................... 20
                   6.A.9.  Environmental Data......................................................... 20
                   6.A.10. Officer's Certificate...................................................... 21
                   6.A.11. Guarantees................................................................. 21
                   6.A.12. Financial Statements of Guarantors......................................... 21
                   6.A.13. Other Documents............................................................ 21
                   6.A.14. Subordinated Debentures...................................................  21
           Section 6.B.    Fees....................................................................... 21
           Section 6.C.    Conditions Precedent....................................................... 21
                   6.C.1.  Materially Adverse Effect.................................................. 21
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                                       ii
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                   6.C.2.  Representations and Warranties............................................. 21
                   6.C.3.  Covenants.................................................................. 21
                   6.C.4.  Event of Default........................................................... 22
                   6.C.5.  Revolving Commitments...................................................... 22
                   6.C.6.  No Violations.............................................................. 22
                   6.C.7.  Note; Notice of Borrowing.................................................. 22
                   6.C.8.  Satisfactory Completion of Due Diligence................................... 22

SECTION 7. REPRESENTATIONS AND WARRANTIES............................................................  22
           Section 7.A.    Corporate Existence and Related Matters.................................... 22
           Section 7.B.    Corporate Authority........................................................ 23
           Section 7.C.    Consents, Approvals, etc................................................... 23
           Section 7.D.    Binding Effect and Enforceability.......................................... 23
           Section 7.E.    Default of Debt, Licenses, Permits, Orders and Other Agreements............ 24
           Section 7.F.    Financial Condition and Litigation......................................... 24
           Section 7.G.    Title and Liens............................................................ 24
           Section 7.H.    Employee Plans............................................................. 24
           Section 7.I.    Taxes...................................................................... 25
           Section 7.J.    Compliance with Laws....................................................... 25
           Section 7.K.    Corporate Structure and Affiliates......................................... 25
           Section 7.L.    Corporate Names............................................................ 25
           Section 7.M.    Solvency................................................................... 25
           Section 7.N.    Margin Regulations......................................................... 25
           Section 7.O.    Indebtedness to and Transactions with Affiliates........................... 25
           Section 7.P.    Acts of God................................................................ 26
           Section 7.Q.    Labor Controversies; Union Contracts, Etc.................................. 26
           Section 7.R.    Surety Obligations; Financial Assurances................................... 26
           Section 7.S.    Business Relations......................................................... 26
           Section 7.T.    Accuracy of Information.................................................... 26
           Section 7.U.    Hazardous Materials........................................................ 27
           Section 7.V.    Ranking.................................................................... 27
           Section 7.W.    Business Loan.............................................................. 27
           Section 7.X.    Complete Information....................................................... 27
           Section 7.Y.    Intellectual Property...................................................... 28

SECTION 8. COVENANTS.................................................................................  28
           Section 8.A.    Affirmative Covenants...................................................... 28
                   8.A.1.  Financial Covenants........................................................ 28
                   8.A.2.  Financial Information and Reporting........................................ 29
                   8.A.3.  Corporate Existence and Conduct of Business................................ 30
                   8.A.4.  Taxes and Laws............................................................. 31
                   8.A.5.  Inspection................................................................. 31
                   8.A.6.  Lender Costs............................................................... 31
                   8.A.7.  Employee Plans............................................................. 31
                   8.A.8.  Use of Proceeds of Loans................................................... 32
                   8.A.9.  Financial Assurance........................................................ 32
                   8.A.10. Compliance with Laws....................................................... 32


                                       iii
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                   8.A.11. Maintenance of Insurance................................................... 32
           Section 8.B.    Negative Covenants......................................................... 33
                   8.B.1.  Liens...................................................................... 33
                   8.B.2.  Fiscal Year, Name Changes, Mergers and Acquisitions........................ 33
                   8.B.3.  Restricted Payments........................................................ 33
                   8.B.4.  Transactions with Affiliates............................................... 33
                   8.B.5.  Capital Structure.......................................................... 33
                   8.B.6.  Change in Nature of Business............................................... 34
                   8.B.7.  Prepayment or Modification of Debt......................................... 34
                   8.B.8.  False Statements........................................................... 34
                   8.B.9.  Inconsistent or Restrictive Agreements..................................... 34
                   8.B.10. Investments................................................................ 34
                   8.B.11. Indebtedness............................................................... 34

SECTION 9. EVENTS OF DEFAULT.........................................................................  35
           Section 9.A.    Obligations................................................................ 35
           Section 9.B.    Breach or Default Under Loan Documents..................................... 35
           Section 9.C.    Representation and Warranties.............................................. 35
           Section 9.D.    Judgments.................................................................. 35
           Section 9.E.    Insolvency and Related Proceedings......................................... 36
           Section 9.F.    Other Material Agreements.................................................. 36
           Section 9.G.    State Action............................................................... 36
           Section 9.H.    ERISA Matters.............................................................. 36
           Section 9.I.    Tax Liens.................................................................. 37
           Section 9.J.    Failure of Lien............................................................ 37
           Section 9.K.    Environmental or Other Remediation Costs................................... 37
           Section 9.L.    Operating Permits and Licenses............................................. 37
           Section 9.M.    Material Adverse Change.................................................... 37
           Section 9.N.    Change in Control.......................................................... 37

SECTION 10. RIGHTS AND REMEDIES......................................................................  38
           Section 10.A.   Termination of Commitment and Acceleration................................. 38
           Section 10.B.   Rescission................................................................. 38
           Section 10.C.   Application of Payments.................................................... 38
           Section 10.D    Attorney-in-Fact........................................................... 39

SECTION 11. MISCELLANEOUS............................................................................  39
           Section 11.A.   Assignments and Participations............................................. 39
           Section 11.B.   Withholding Taxes.......................................................... 39
           Section 11.C.   Amendment and Waivers...................................................... 40
           Section 11.D.   Merger and Integration Clause.............................................. 40
           Section 11.E.   Applicable Law............................................................. 40
           Section 11.F.   Severability............................................................... 40
           Section 11.G.   Section Headings........................................................... 40
           Section 11.H.   Binding Effect............................................................. 40
           Section 11.I.   Notices.................................................................... 41
           Section 11.J.   Counterparts............................................................... 42


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           Section 11.K.   Indemnification............................................................ 42
           Section 11.L.   Independence of Covenants.................................................. 42
           Section 11.M.   Limitation of Liability.................................................... 43
           Section 11.N.   Consent to Jurisdiction and Waiver of Jury Trial and Personal Service...... 43

                                    EXHIBITS


Exhibit A.        Form of Revolving Note

Exhibit B.        Form of Borrowing Notice

Exhibit C.        Form of Compliance Certificate

Exhibit D.        New Subsidiary Certificate

Exhibit E.        Form of Guaranty

                                    SCHEDULES


Schedule 1.A.     Exclusions to Definition of "Contingent Liability"

Schedule 1.B.     Historical Pro Forma Basis

Schedule 1C.      Current Loans and Advances

Schedule 7.A. Corporate organizational, ownership and related matters for Borrower

Schedule 7.C.     Required Third Party Consents

Schedule 7.F.     Pending or threatened litigation and government proceedings

Schedule 7.G.     Existing Liens (which are included as Permitted Liens)

Schedule 7.H.     Employee Plans

Schedule 7.I.     Deficiency or additional tax assessments

Schedule 7.O.     Indebtedness to/from Affiliates

Schedule 7.R.     Financial Assurances

Schedule 8.A.8.   Capital Expenditures and Acquisitions

Schedule 8.B.2.   Existing Investments (permitted to be maintained by Borrower)

Schedule 8.B.4.   Transactions with Affiliates

Schedule 8.B.11.  Indebtedness

                                CREDIT AGREEMENT

     This Credit Agreement is made as of July 19, 2001, by and between LASALLE BANK NATIONAL ASSOCIATION, a national banking association with its principal offices located in Chicago, Illinois, ("Lender"), and Hub International Limited, a corporation incorporated under the laws of Ontario, Canada ("Borrower").

                                   WITNESSETH:

     WHEREAS, the Borrower desires to borrow from the Lender certain amounts for the purposes set forth in Section 8.A.8 below;

     WHEREAS, the Lender is agreeable to extending said credit facility on the terms and conditions provided herein;

     WHEREAS, certain financial covenants of the Borrower hereinafter set forth relate to the financial condition and results of Borrower, and the financial condition and results of Borrower are a material inducement to the Lender's willingness to enter into this Credit Agreement and extend the financial accommodations referred to herein;

     WHEREAS, as a condition for extending such financial accommodations, the Lender requires that Borrower enter into this Credit Agreement establishing the terms and conditions thereof;

     NOW THEREFORE, for and in consideration of the foregoing premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1.   DEFINITIONS.

     Section 1.A. In addition to the terms that are elsewhere defined herein, when used herein, the following terms have the meanings as set forth below:

     "Act" or "Acts" means, collectively, the Laws of any state or governmental subdivision thereof which apply to the conduct of business by the Borrower.

     "Adjusted LIBOR" is defined in Section 3.A hereof.

     "Affiliate" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person and includes, without limitation, each shareholder, director and any Subsidiaries of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, all Subsidiaries of Borrower are Affiliates of Borrower.

     "Agreement" means, collectively, this Credit Agreement, together with any and all exhibits, appendices, schedules and amendments hereto and modifications, renewals, extensions, restatements and substitutions thereof and therefor.

     "Applicable LIBOR Margin," for purposes of determining the interest rate on a LIBOR Loan, means 1.50%.

     "Authorized Officer" means one or more officers of the Borrower duly authorized (and so certified to the Lender by the corporate Secretary of the Borrower involved pursuant to a certificate of authority and incumbency from time to time satisfactory to the Lender), acting alone, to request Loans hereunder and execute and deliver documents, instruments, agreements, reports, statements and certificates in connection herewith.

     "Borrowing" means the total of Loans made by Lender to the Borrower on a single date and for a single Interest Period.

     "Borrowing Notice" means the request of the Borrower for Loans as further described in Section 3.C hereof.

     "Business Day" means any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in Chicago, Illinois, and with respect to LIBOR Loans, a day on which dealings in United States Dollars may be carried on by the Lender or the Reference Bank in the London interbank eurodollar market.

     "Capital Expenditures" means all payments, expenditures and the obligations incurred by a Person for the purchase, creation, improvement, replacement, substitution, addition, renovation or lease of a fixed or capital asset with a useful life of more than one year and which are required to be classified or accounted for as a capital asset or capital lease on the balance sheet or statement of cash flow of such Person, as determined in accordance with GAAP, including equipment which is purchased simultaneously with the trade-in of existing equipment owned by such Person to the extent of the gross amount of the purchase price of such purchased equipment less the book value of the equipment being traded in at such time, but excluding (a) expenditures made in connection with the replacement or restoration of assets, to the extent such replacement or restoration is financed out of (i) insurance proceeds paid on account of the loss of or damage to the assets so replaced or restored or (ii) awards or compensation arising from the taking by condemnation or eminent domain of the assets so replaced, (b) any portion of capital lease obligations that is not required to be capitalized on such Person's balance sheet, and (c) interest capitalized during construction.

     "Capital Lease" shall mean, as to any Person, any lease of (or other agreement conveying the right to use) immovable or real property or movable or personal property, which would be required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP;

     "Closing Date" means the later of the date hereof or the date on which all of the conditions precedent to the Loans set forth in Section 6 hereof have been fully satisfied.

     "Commitment" means the Revolving Commitment.

     "Consolidated" means the consolidation of accounts in accordance with GAAP, including principles of consolidation.

     "Contingent Liability" or "Contingent Liabilities" means any agreement, undertaking or arrangement by which any Person (i) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsement of instruments G18 in the course of collection), or (ii) guarantees the payment of dividends or other distributions upon the shares of any other Person, or (iii) undertakes or agrees (contingently or otherwise) (a) to purchase, repurchase, or otherwise acquire any Debt, obligation or liability or any security therefor, or (b) to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or (c) to maintain solvency, assets, level of income or other financial condition, or (d) to make payment other than for values received; provided, however, that Contingent Liability shall not include those items listed on Schedule 1.A. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the debt, obligation or other liability guaranteed or supported thereby.

     "Debt" of any Person means all items of indebtedness, obligation or liability of any kind or nature, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, of such Person, including without limitation and without duplication: Contingent Liabilities of such Person; any indebtedness secured by a Lien on or payable out of the proceeds or production from any property of such Person regardless of whether such indebtedness has been assumed by such Person; obligations representing the deferred purchase price of property; obligations which are evidenced by notes, acceptances, or other instruments; capitalized lease obligations; and obligations in respect of letters of credit.

     "Default" means any event which, with the giving of notice or the passage of time or both, would constitute, become or mature into an Event of Default.

     "Default Rate" is as defined at Section 3.G hereof.

     "EBITDA" means, for any period, on a Consolidated basis for the Borrower, for the Measurement Period, the sum for such period of (a) Net Income, plus (b) depreciation and amortization expense deducted in the determination of such Net Income, plus (c) Interest Expense deducted in the determination of such Net Income, plus (d) federal and state income taxes as determined in accordance with GAAP and deducted in the determination of such Net Income, and minus (e) any items of gain which are extraordinary items as defined in GAAP to the extent reflected in the determination of such Net Income.

     "Employee Plan" means any pension, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the Financial Statements and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or any Affiliate of the Borrower, to which the Borrower or any Affiliate of the Borrower is a party or may have any liability or by which the Borrower or any Affiliate is bound.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations issued thereunder or in connection therewith.

     "Eurodollar Reserve Percentage" is defined in Section 3.A hereof.

     "Event of Default" means an event or occurrence described in Section 9 of this Agreement.

     "Executive Share Purchase Plan" refers to the plan described in Schedule
1.A.

     "Expiration Date" is defined at Section 2.A.1 hereof.

     "Financial Assurance" means the financial assurance (whether in the form of a bond, letter of credit, cash or otherwise) required pursuant to any Act.

     "Financial Hedge" means a swap, collar, floor, cap, or other contract which is intended to reduce or eliminate the risk of fluctuations in interest rates;

     "Financial Statements" means all of the balance sheets, statements of operations, statements of cash flow and statements of changes in shareholders' equity of the Borrower for each Fiscal Year or each month or quarter thereof which have been delivered to the Lender on or prior to the date hereof and which are to be delivered to the Lender pursuant to Section 8.A.2 of this Agreement.

     "Fiscal Quarter" means any quarter of a Fiscal Year.

     "Fiscal Year" means the fiscal year of Borrower ending on December 31 for each year.

     "Funded Debt" means Debt for or with respect to borrowed money with an ultimate maturity greater than one (1) year from the date of determination, provided in any event that for all purposes hereof all Loans shall be considered as and included in Funded Debt.

     "Funded Senior Debt" means (without duplication), with respect to the Borrower and Affiliates on a consolidated basis, the sum of the following senior debt: (a) all liabilities, obligations, and indebtedness which in accordance with GAAP should be classified upon their balance sheet as senior liabilities in respect of (i) money borrowed, including, without limitation, the debt incurred pursuant to this Credit Agreement and (ii) obligations under Capital Leases; (b) senior obligations under reimbursement agreements for advances made by an issuer of a letter of credit but only if such obligation is payable over more than, or outstanding longer than, thirty (30) days from the date such obligation arises;
(c) senior obligations with respect to Financial Hedges, but only following the occurrence of a default under the applicable Financial Hedge or an Event of Default hereunder; and (d) senior obligations with respect to Debt for which a Company is responsible or liable solely as a guarantor, but only from and after the date demand for payment is made under the applicable guaranty. Funded Senior Debt shall not include those debentures listed in Section 6.A.14 herein.

     "Funded Total Debt" means (without duplication), with respect to the Borrower and Affiliates on a consolidated basis, the sum of the following: (a) all liabilities, obligations, and indebtedness which in accordance with GAAP should be classified upon their balance sheet as liabilities in respect of (i) money borrowed, including, without limitation, the debt incurred pursuant to this Credit Agreement and (ii) obligations under Capital Leases; (b) obligations under reimbursement agreements for advances made by an issuer of a letter of credit but only if such obligation is payable over more than, or outstanding longer than, thirty (30) days from the date such obligation arises; (c) obligations with respect to Financial Hedges, but only following the occurrence of a default under the applicable Financial Hedge or an Event of Default hereunder; and (d) obligations with respect to Debt for which a Company is responsible or liable solely as a guarantor, but only from and after the date demand for payment is made under the applicable guaranty;

     "GAAP" means generally accepted accounting principles, applied on a basis consistent with prior periods, as required in the United States or Canada depending on the country of reporting; provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to year-end adjustments and footnotes made in accordance with GAAP.

     "Guarantor" means, individually, each of the following companies: 798676 Alberta Ltd., a corporation incorporated under the laws of Alberta, Canada, 805977 Alberta Ltd., a corporation incorporated under the laws of Alberta, Canada, Hubacq Inc., a corporation incorporated under the laws of Ontario, Canada, Hub U.S. Holdings, Inc., a Delaware corporation. "Guarantors" means, collectively, the four (4) Guarantors.

     "Guaranty" means a guaranty in the form of Exhibit E delivered by a Guarantor. "Guarantees" means, collectively, the four (4) separate Guarantees delivered by the four (4) Guarantors.

     "Hazardous Materials" is defined in Section 7.U hereof.

     "Historical Pro Forma Basis" means, for any Measurement Period, ending as at the end of the Fiscal Quarter or month, as the case may be, the relevant financial terms (i.e. those included in calculating the financial covenants in Section 8.A.1) as calculated and determined for the Borrower and any Subsidiaries acquired during the Measurement Period and/or to be acquired and with respect to which the calculation of the various financial covenants on a Historical Pro Forma Basis is being made, all determined in accordance with GAAP and calculated as if all such acquired and to be acquired Subsidiaries had been owned by the Borrower and Guarantors through the Measurement Period involved, and adjusted for nonrecurring acquisition expenses reflected on Schedule 1.B.

     "Interest Expense" means, with respect to any Person, for any period, the aggregate interest expense for such period (including, without duplication, all commissions, discounts, and other fees and charges owed with respect to letters of credit, the portion of any capitalized lease obligations allocable to interest expense, and capitalized interest) determined in accordance with GAAP (but in any event excluding interest on tax assessments to the extent such interest is included in deferred taxes).

     "Interest Period" is defined at Section 3.D hereof.

     "Laws" means all ordinances, statutes, rules, regulations, codes, orders, injunctions, writs or decrees of any government, whether federal, state, municipal, local or foreign, of any political subdivision or agency thereof, or of any court, board or similar entity established by any of the foregoing.

     "LIBOR" is defined in Section 3.A hereof.

     "LIBOR Loan" means a Loan bearing interest at the rate specified in Section 3.A(b) hereof.

     "Lien" means any security interest, mortgage, pledge, hypothecation, collateral assignment, lien (statutory or otherwise), charge or encumbrance of any kind or nature whatsoever, any deposit or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, or any financing lease involving substantially the same economic effect as any of the foregoing.

     "Loan" means a Revolving Loan and "Loans" means the Revolving Loans, collectively and in the aggregate.

     "Loan Documents" means, collectively, all of those documents set forth and described in Section 6 hereof, as amended, modified, supplemented or restated from time to time, and any facilities or agreements in replacement thereof.

     "Materially Adverse Effect" means, relative to any occurrence, event, condition or circumstance, or any change therein, of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a materially adverse effect on: (i) the assets of or the business, revenues, financial condition, operations of the Borrower on a consolidated basis or any Guarantor; or (ii) the ability of the Borrower or any Guarantor to timely or fully perform any of the payment or other material obligations involving any of its Debt.

     "Measurement Period" means with respect to each quarter then ending, beginning with the quarter ending December 31, 2000 and thereafter, the rolling period of the four fiscal quarters then ending.

     "Monies" means (i) all cash at any time on deposit with or held by the Lender or any other bank or institution for the account of the Borrower, (ii) all accounts of the Borrower with the Lender or any other bank or institution,
(iii) all investments and reinvestments of amounts from time to time credited to such accounts, and (iv) all interest, dividends, distributions and other proceeds payable on or with respect to such investments and reinvestments and such accounts.

     "Net Income" means, for any period, the net income of Borrower and its Subsidiaries on a consolidated basis for such period, before the payment of dividends on all capital stock, determined in accordance with GAAP.

     "Net Worth" means, with respect to the Borrower on a consolidated basis, as calculated at any date of determination, the amount of Stockholder's Equity of Borrower, determined on a consolidated basis at such date in accordance with GAAP but exclusive of any adjustments under FASB 115.

     "Note" means the Revolving Note.

     "Obligations" means each and every promise, agreement, covenant, debt and all other liabilities, obligations and indebtedness of the Borrower, its successors or assigns, to the Lender, whether primary, secondary, contingent, direct, or indirect, howsoever incurred, created, arising or evidenced, whether presently or hereafter existing, evidenced, arising or becoming due, which such promise, agreement, covenant, debt, liabilities, obligations or indebtedness arises from or in connection with the Loans or under this Agreement, the Note, or any other Loan Documents, or any refinancings, substitutions, extensions, renewals, replacements and modifications for or of the foregoing, or the enforcement by the Lender of its rights and remedies under any or all of the foregoing (including all costs, expenses and reasonable attorneys' and paralegals' fees and expenses incurred by the Lender), including any of the foregoing that arises after the filing of a petition by or against the Borrower under any insolvency or related proceeding, even if the obligations do not accrue because of the automatic stay under bankruptcy laws or otherwise.

     "Outstanding Principal Obligations" means, at any time, the sum of the aggregate principal amount of all Loans advanced to the Borrower outstanding and unpaid at such time, all expressed in U.S. Dollars;

     "Permitted Investments" means (i) cash, (ii) readily marketable securities issued or guaranteed by the government of the United States of America or any agency thereof or by the government of Canada or any province thereof having a maturity at the time of issuance of not exceeding one year, (iii) commercial paper rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., having a maturity at the time of issuance not exceeding one year, and money market funds invested in short-term securities rated at least as provided in the preceding clause, (iv) certificates of deposit of or demand or time deposits with or repurchase agreements of any commercial bank which is organized under the laws of the United States of America or any state thereof or of any Canadian national chartered bank or trust company and has capital and surplus of in excess of $100,000,000, and demand deposits or local operating accounts with the Lender or any other financial institutions acceptable to the Lender, (v) property used in the ordinary course of business, the purchase of which does not otherwise violate or cause or result in a violation of any provision hereof, (vi) current assets arising from the sale of goods and services in the ordinary course of business, (vii) current loans or advances to employees in the ordinary course of business, which are set forth in
Schedule 1.C, and future loans to officers or employees not in excess of $50,000 in the aggregate at any time outstanding or loans or guarantees under the Executive Share Purchase Plan not exceeding $10,000,000 or under the Restricted Stock Plan not to exceed $ 1,000,000, and (viii) existing investments in existing Subsidiaries or Affiliates of Borrower.

     "Permitted Liens" means any Liens (i) provided for hereunder or under the Loan Documents in favor of the Lender; (ii) for taxes or assessments not yet due and payable; (iii) of vendors incurred in the ordinary course of business, payment with respect to which is not then due and payable; (iv) which arise out of pledges or deposits under any Laws relating to workers' compensation, unemployment insurance, old age pensions or other social security or retirement benefits; (v) which are being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been and continue to be stayed and which do not materially impair or adversely affect the value or use of the assets and properties of the Borrower or the operation or condition of the business of the Borrower; (vi) which are existing on Equipment, Fixtures and/or real property of the Borrower and are set forth on Schedule 7.G hereto, provided, however, that the Debt secured by existing Liens on Equipment, Fixtures and/or real property shall not be increased and such Debt shall not be secured by any Equipment, Fixtures and/or real property other than that securing such Debt as of the date hereof; (vii) which are purchase money security interests on Equipment and/or Fixtures (exclusive of any such Liens referred to in subparagraph (vi) above) securing the deferred purchase price thereof hereinafter; provided, however, that any such Lien shall attach only to the Equipment and/or Fixture financed by the holder of such Lien; (viii) which are currently existing on Accounts of the Borrower and are set forth on Schedule 7.G hereto; or (ix) with respect to the property (other than Accounts) of any new Subsidiary of the Borrower which becomes a Subsidiary after the date hereof, so long as such Liens are either incurred in connection with an acquisition by the Borrower permitted under Section 8.B.2 hereof or were in existence prior to such acquisition, and, if incurred in connection with such an acquisition, are subordinated to the Liens in favor of the Lender. "Equipment", "Fixture" and "Accounts" shall be defined as in the Uniform Commercial Code of Illinois, as amended from time to time.

     "Person" means any individual, sole proprietorship, joint venture, partnership, association, unincorporated organization, joint-stock company or association, limited liability company, trust, corporation, entity, institution or government body (or agency or political subdivision thereof).

     "Pro Forma EBITDA" means EBITDA calculated on a Historical Pro Forma Basis.

     "Prime Rate" means the rate of interest announced or referred to by the Lender from time to time as its prime or reference rate for interest rate determinations, with each change in such Prime Rate to take effect on the same day such change is announced by the Lender. The use of the term "Prime Rate" herein or in the Note is not intended nor does it imply that said rate of interest is a preferred rate of interest or one which is offered by the Lender to its most creditworthy customers.

     "Prime Rate Loan" means a Loan bearing interest at the rate specified in
Section 3.A(a) hereof.

     "Reference Bank" means ABN/AMRO Bank.

     "Refunding Borrowing" is defined in Section 3.C.(c) hereof.

     "Restricted Payments" means (i) any dividend payment or other distribution, direct or indirect, of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower which is not a wholly-owned Subsidiary of Borrower except Canadian $0.07/share quarterly dividend if Event of Default has not occurred, or (ii) any exchange, conversion, repurchase, purchase, redemption, retirement, sinking fund or other similar acquisition for value, direct or indirect, of any shares of any class of capital stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, or (iii) any earn-out under any acquisition agreement, unless permitted by the terms thereunder and approved by Lender.

     "Restricted Stock Plan" refers to the plan described in Schedule 1.A.

     "Revolving Commitment" is defined in Section 2.A.1 hereof.

     "Revolving Loans" is defined in Section 2.A.1 hereof.

     "Revolving Note" means the promissory note of the Borrower evidencing the Revolving Loans.

     "Revolving LIBOR Loan" means a Revolving Loan which is also a LIBOR Loan.

     "Revolving Prime Rate Loan" means a Revolving Loan which is also a Prime Rate Loan.

     "SEC" means the Securities and Exchange Commission.

     "Stockholder's Equity" means the sum of the capital stock, additional paid-in-capital and retained earnings (after deducting treasury stock) as determined in accordance with GAAP.

     "Subsidiary" with respect to any Person means any corporation or other business entity of which more than fifty percent (50%) of the outstanding common stock or other ownership interests is owned, directly or indirectly, by such Person.

     "Termination Date" means the earlier of (a) July 17, 2002 , and (b) the date on which the Obligations shall automatically, or by virtue of a declaration by the Lender made in accordance with this Agreement, become due and payable.

     "UCC" means the version of the Uniform Commercial Code as enacted in Illinois, as amended from time to time.

     Section 1.B. Any accounting terms used but not otherwise defined herein shall have their customary meanings as defined in, pursuant to, or in accordance with GAAP. All other terms used but not otherwise defined herein shall have the meanings provided by the UCC to the extent said terms are used or defined therein.

     Section 1.C. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the other Loan Documents.

     Section 1.D. In this Agreement and each other Loan Document, unless a clear contrary intention appears: (i) the singular number includes the plural number, and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) references to any agreement (including this Agreement and the Schedules, Appendices and Exhibits hereto), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor; (v) unless the context indicates otherwise, reference to any Article, Section, Appendix, Schedule or

Exhibit means such Article or Section hereof or Schedule, Appendix or Exhibit hereto; (vi) "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and (viii) relative to the determination of any period of time, "from" means "from and including" and "to" and "through" means "to but excluding."

     Section 1.E. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the Borrower's audited financial statements for the Fiscal Year ending December 31, 2000, and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either Borrower or the Lender may by notice to the other require that the Lender and the Borrower negotiate in good faith to amend such covenant, standard or term so as equitably to reflect such change in GAAP, with the desired result being that the criteria for evaluating the financial condition of the Borrower shall be the same as if such change had not been made.

SECTION 2.   CREDIT FACILITY.

     Section 2.A. Revolving Loans and Revolving Note. Subject to the terms and conditions of this Agreement, the Lender agrees to lend to the Borrower the Revolving Loans as provided in this Section.

     2.A.1. Revolving Loans. Subject to the terms and conditions of this Agreement, the Lender agrees to lend to the Borrower from time to time until the earlier of the Termination Date or the occurrence of either a Default or an Event of Default hereunder (the earlier of such date being hereinafter referred to as the "Expiration Date"), such sums, in a minimum amount(s) as set forth in
Section 3.B hereof, as Borrower may request from time to time by a Borrowing Notice pursuant to Section 3.C hereof; provided, however, that the aggregate principal amount of all loans outstanding under this Section 2.A.1 (individually, a "Revolving Loan" or "Loan" or, collectively, the "Revolving Loans" or "Loans") at any one time shall not exceed Twenty-Five Million Dollars ($25,000,000) less any amounts committed and/or outstanding under Lender's credit facilities for J.P. Flanagan Corporation, pursuant to a credit agreement between Lender and J.P. Flanagan dated October 31, 2000, and Burnham Stewart Group, Inc. pursuant to a credit agreement between Michigan National Bank dated November 20, 2000, at the Closing Date (such amount hereinafter referred to as the "Revolving Commitment"). Subject to the terms and conditions hereof, the Borrower may borrow or repay and reborrow hereunder, from the date hereof until the Expiration Date, either the full amount of the Revolving Commitment or any lesser sum in the minimum amounts referred to herein. If, at any time, the Revolving Loans exceed the Revolving Commitment, the Borrower shall immediately notify the Lender of the existence of and pay to the Lender the amount of such excess. For all purposes of this Agreement, where a determination of the unused or available amount of the Revolving Commitment is necessary, the Revolving Loans shall be deemed to utilize the Revolving Commitment.

     2.A.2. Revolving Note. In order to evidence the Revolving Loans, at the time of the making of the initial Revolving Loan, the Borrower will execute and deliver a promissory note, substantially in the form of Exhibit A hereto (together with any and all amendments, modifications, supplements, substitutions, renewals, extensions and restatements, thereof and therefor, the "Revolving Note"). The Revolving Loans shall bear and pay interest and mature on the date as set forth therein and herein.

SECTION 3.  GENERAL PROVISIONS APPLICABLE TO ALL LOANS.

     Section 3.A. Applicable Interest Rates. The Borrower may elect that each Borrowing of each Loan be made by means of a Prime Rate Loan or a LIBOR Loan.

     (a) Prime Rate Loans. Each Prime Rate Loan by the Lender shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Prime Rate from time to time in effect. Interest on all Prime Rate Loans is payable on the last day of each calendar month and at maturity (whether by acceleration or otherwise), commencing July 31, 2001.

     (b) LIBOR Loans. Each LIBOR Loan made by the Lender shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable LIBOR Margin plus the Adjusted LIBOR, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the date such Loan is made.

     "Adjusted LIBOR" means, for any Borrowing of LIBOR Loans, a rate per annum determined in accordance with the following formula:

                                                  LIBOR
                                      -----------------------------
              Adjusted LIBOR = 100% - Eurodollar Reserve Percentage

     "LIBOR" means, for an Interest Period for a Borrowing of LIBOR Loans, the rate of interest per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered by the Lender or the Reference Bank at approximately 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by prime banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Loan scheduled to be made by the Lender as part of such borrowing.

     "Eurodollar Reserve Percentage" means, for any Borrowing of LIBOR Loans, the daily average for the applicable Interest Period of the maximum rate at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on "eurocurrency liabilities", as defined in such Board's Regulation D, (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extension of credit or other assets that include loans by non-United States offices of Lender to United States residents) subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the LIBOR Loans shall be deemed to be "eurocurrency liabilities" as defined in Regulation D.

     (c) Margin, Rate and Fee Determinations. The Lender shall determine each interest rate applicable to the Loans hereunder and its determination thereof shall be conclusive and binding except in the case of manifest error.

     Section 3.B. Minimum and Maximum Borrowing Amounts. Each Borrowing shall be in an amount not less than $1,000,000 or any larger amount that is an integral multiple of $1,000,000.

     Section 3.C. Borrowing Procedures.

     (a) Notice to the Lender. The Borrower shall give telephonic or telecopy notice to the Lender in the form attached hereto as Exhibit B (the "Borrowing Notice") (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) by no later than 12:00 noon (Chicago time) (i) on the date at least three (3) Business Days prior to the date of each requested Borrowing of LIBOR Loans and (ii) on the date of any requested Borrowing of Prime Rate Loans. Each such notice shall specify the date of the requested Borrowing (which shall be a Business Day), the amount of the requested Borrowing, the type of Loans to comprise such Borrowing (if no election as to type of Borrowing is specified in any such notice, then the requested Borrowing shall be of Prime Rate Loans) and, if such Borrowing is to be comprised of LIBOR Loans, the Interest Period applicable thereto. The Borrower agrees that the Lender may rely on any such telephonic or telecopy notice given by any person the Lender in good faith believes is an Authorized Officer without the necessity of independent investigation and in the event any notice by such means conflicts with the written confirmation, such notice shall govern if the Lender has acted in reliance thereon.

     (b) Borrower's Failure to Notify. In the event the Borrower fails to give notice pursuant to Section 3.C.(a) above of the reborrowing of the principal amount of any maturing Borrowing and has not notified the Lender by 12:00 noon (Chicago time) on the day such Borrowing matures that it intends to repay such Borrowing with funds not borrowed hereunder, the Borrower shall be deemed to have requested a Borrowing of Prime Rate Loans on such day in the amount of the maturing Borrowing then due, in each case subject to Section 6.C hereof, which new Borrowing shall be applied to pay, as the case may be, the maturing Borrowing then due.

     (c) Disbursement of Loans. Not later than 2:00 p.m. (Chicago time) on the date of any Borrowing (a "Funding Date") of LIBOR Loans or Prime Rate Loans, Lender shall make available its Loan in funds immediately available in Chicago, Illinois, except to the extent such Borrowing is either a reborrowing, in whole or in part, of the principal amount of a maturing Borrowing of Loans (a "Refunding Borrowing") in which case Lender shall record the Loan made by it as a part of such Refunding Borrowing on its books or records or on a schedule to the appropriate Note, as provided in Section 3.H.(b) hereof, and shall effect the repayment, in whole or in part, as appropriate, of its maturing Loan through the proceeds of such new Loan. Subject to Section 6 hereof, the Lender shall make the proceeds of each Borrowing available to the Borrower at the Lender's principal office in Chicago, Illinois.

     Section 3.D. Interest Periods. As provided in Section 3.C hereof, at the time of each request for the Borrowing of LIBOR Loans hereunder the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term "Interest Period" means the period commencing on the date a Borrowing of LIBOR Loans is made and ending on the date, as the Borrower may select, 1, 2, 3 or 6 months thereafter; provided, however, that:

     (a) the Borrower may not select an Interest Period that extends beyond the Termination Date;

     (b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

     (c) for purposes of determining the Interest Period for a Borrowing of LIBOR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

     Section 3.E. Maturity of LIBOR Loans. Each LIBOR Loan shall mature and become due and payable by the Borrower on the last day of the Interest Period applicable thereto.

     Section 3.F. Prepayments.

     (a) Generally. The Borrower shall have the privilege of prepaying without premium or penalty and in whole or in part (but, if in part, then: (i) in an amount not less than $1,000,000 or any larger amount that is an integral multiple of $1,000,000 in the case of Prime Rate Loans, and in an amount not less than $1,000,000 or any larger amount that is an integral multiple of $1,000,000 in the case of LIBOR Loans and (ii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 3.B hereof remains outstanding) on any Business Day upon prior notice to the Lender which must be received by the Lender by no later than 12:00 noon (Chicago time) on the date of such prepayment in the case of Prime Rate Loans and by no later than 12:00 noon (Chicago time) on the date three Business Days in advance of the date of such prepayment in the case of LIBOR Loans, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon and, in the case of LIBOR Loans, any compensation required by Section 3.I hereof. Partial prepayments of any outstanding type of Loan shall be applied to the various Borrowings and various installments of principal thereof in the inverse order of their maturity.

     (b) Reborrowings. Any amount paid or prepaid on the Revolving Loans before the Expiration Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

     (c) Mandatory Repayments.

          (i) Subject to the terms and conditions hereof, the Outstanding Principal Obligations under the Credit Facility shall be repaid forthwith, upon demand by or on behalf of the Lender, to the extent that the Outstanding Principal Obligations under the Credit Facility exceed the then current Commitment in respect of the Credit Facility, whether as a result of oversight or otherwise, together with all accrued interest to the date of such repayment on the principal amount so repaid and any other amounts payable to the Lender by the Borrower hereunder in respect thereof including, without limitation, pursuant to Section 11.K.

          (ii) The Loans shall be immediately repaid in and by an amount equal to the percentage thereof which is equal to a fraction, the numerator of which is the amount of any permanent repayment of all or any portion of the credit facilities of the Borrower with Bank of Montreal and/or Bank of America dated June 21, 2001 and July 19, 2001, respectively, and the denominator of which is the then current aggregate amount of Loans outstanding hereunder and credit extended under said credit facilities with Bank of Montreal and Bank of America at the time of said repayment.

     Section 3.G. Default Rate. If any Event of Default has occurred and is continuing, then each Loan or other monetary Obligation shall bear interest, after as well as before judgment (computed on the basis of a year of 360 days and actual days elapsed) from the date of such Event of Default until such Loan or other monetary Obligation is paid in full, payable on demand, at a rate per annum (the "Default Rate") equal to:

     (a) with respect to any Prime Rate Loan, the sum of two percent (2%) plus the Prime Rate from time to time in effect; and

     (b) with respect to any LIBOR Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Prime Rate from time to time in effect; and

     (c) with respect to other monetary Obligations for which a Default Rate is not otherwise specified, the sum of two percent (2%) plus the Prime Rate from time to time in effect.

     Section 3.H. Note.

     (a) The Loan made to the Borrower by Lender shall be evidenced by a promissory note of the Borrower, dated the date hereof, payable to the order of Lender in the principal amount of the Commitment, and otherwise be in the form of Exhibit A hereto.

     (b) Lender shall record on its books or records or on a schedule to the appropriate Note the amount of each Loan made by it to the Borrower, the Interest Period thereof (if applicable), all payments of principal and interest and the principal balance from time to time outstanding thereon, the interest rate applicable thereto, and, in respect of any Loan, the type of such Loan; provided that prior to the transfer of the Note all such amounts shall be recorded on a schedule to the Note. The record thereof, whether shown on such books or records of Lender or on a schedule to the Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made hereunder together with accrued interest thereon. At the request of Lender and upon Lender tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to Lender to replace any outstanding Note and at such time the first notation appearing on a schedule on the reverse side of, or attached to, the Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

     Section 3.I. Funding Indemnity. In the event Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to Lender) as a result of:

     (a) any payment (including prepayment) of a LIBOR Loan on a date other than the last day of its Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement, or

     (b) any failure (because of a failure to meet the conditions of Section 6 or otherwise) by the Borrower to borrow a LIBOR Loan on the date specified in a notice given pursuant to Section 3.C hereof, then, upon the demand of Lender, the Borrower shall pay to Lender such amount as will reimburse Lender for such loss, cost or expense. If Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed rebuttably presumptive evidence of the correctness thereof.

     Section 3.J. Change in Circumstances, Etc.

     (a) Change of Law. Notwithstanding any other provisions of this Agreement or the Note, if at any time after the date hereof any change in applicable Law or in the interpretation thereof makes it unlawful for Lender to make or continue to maintain LIBOR Loans or to give effect to its obligations as contemplated hereby, Lender shall promptly give notice thereof to the Borrower, and Lender's obligations to make or maintain LIBOR Loans under this Agreement shall terminate until it is no longer unlawful for Lender to make or maintain LIBOR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected LIBOR Loans, together with all interest accrued thereon and all other amounts then due and payable to Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected LIBOR Loan from Lender by means of a Prime Rate Loan from Lender.

     (b) Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of LIBOR Loans:

          (i) the Lender advises the Borrower that deposits in United States Dollars (in the applicable amounts) are not being offered to it or the Reference Bank in the interbank eurodollar market, for such Interest Period, or

          (ii) Lender advises the Borrower that LIBOR as determined by the Lender will not adequately and fairly reflect the cost to Lender of funding LIBOR Loans for such Interest Period,

then, until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make LIBOR Loans shall be suspended.

     (c) Increased Cost and Reduced Return.

     (1) If on or after the date hereof, the adoption of any applicable Law, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i) shall subject Lender to any tax, duty or other charge with respect to the Loans, the Note or its obligation to make Loans, or shall change the basis of taxation of payments to Lender of the principal of or interest on the Loans or any other amounts due under this Agreement in respect of its Loans or its obligation to make Loans (except for changes in the rate of tax on the overall net income of Lender imposed by the jurisdiction in which Lender's principal executive office is located); or

          (ii) shall impose, modify or deem applicable any reserve, special deposition or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, Lender or shall impose on Lender or on the interbank market any other condition affecting the Loans, the Note or Lender's obligation to make Loans;

and the result of any of the foregoing is to increase the cost to Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under the Note with respect thereto, by an amount deemed by Lender to be material, then, within fifteen (15) days after demand by Lender, the Borrower shall be obligated to pay Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction (computed commencing on the effective date of any event mentioned herein). Lender agrees to use its best efforts to give the Borrower notice of the occurrence of any event mentioned herein.

     (2) If Lender shall determine that the adoption after the date hereof of any applicable Law regarding capital adequacy, or any change in any existing Law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or any of its branches or any corporation controlling Lender (or any of its branches or any corporation controlling Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's or such corporation's capital, as the case may be, as a consequence of Lender's obligations hereunder or for the credit which is the subject matter hereof to a level below that which Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Lender's or such corporation's policies with respect to liquidity and capital adequacy) by an amount deemed by Lender to be material, then from time to time, within fifteen (15) days after demand by Lender, the Borrower shall pay to the Lender such additional amount or amounts reasonably determined by Lender as will compensate Lender for the reduction.

     (d) Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits in the relevant market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to LIBOR, for such Interest Period.

     (e) Implementation of European Economic and Monetary Union ("EMU"). This Agreement (including, without limitation, the definition of LIBOR and related definitions) will be amended to the extent determined by the Lender (acting reasonably and in consultation with the Borrower) to be necessary to reflect implementation of the EMU and change in currency and to put the Lender and the Borrower in the same position, so far as possible, that they would have been in if such implementation and change in currency had not occurred.

SECTION 4.  FEES.

     Section 4.A. Revolving Commitment Fees. The Borrower shall pay to the Lender such fees as set forth in the letter agreement dated the date hereof between Borrower and Lender with respect to the Revolving Commitment ("Commitment Fees").

     Section 4.B. Non-Utilization Fee. The Borrower agrees to pay to the Lender a non-utilization fee equal to one-fifth of one percent (0.2%) of the total of
(a) the Revolving Loan Commitment, less (b) the daily average of the aggregate principal amount of all Revolving Loans outstanding which non-utilization fee shall be (A) calculated on the basis of a year consisting of 360 days, (B) paid for the actual number of days elapsed, and (C) payable quarterly in arrears on the last day of each Fiscal Quarter and on the Revolving Loan Maturity Date.

SECTION 5.  PLACE AND APPLICATION OF PAYMENTS.

     Section 5.A. Place and Application of Payments. All payments of principal of and interest on the Loans and all payments of fees and all other amounts payable under this Agreement shall be made to the Lender no later than 12:00 Noon (Chicago time) at the principal office of the Lender in Chicago, Illinois (or such other location in the State of Illinois as the Lender may designate to the Borrower). Any payments received after such time shall be deemed to have been received by the Lender on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim. Alternatively, at its sole discretion, the Lender may charge against or debit any deposit account or other Monies of the Borrower on deposit with or in possession of the Lender, all or any part of any amount due hereunder or under the Note. The Lender's right from time to time after the occurrence or happening of an Event of Default hereunder (which has not been cured or waived in a writing signed by the Lender) to set off indebtedness owing by Borrower to the Lender against the Borrower's Monies, deposits, credits, accounts or other property now or at any time in the possession or control of the Lender, except as provided herein, is hereby acknowledged and agreed to by the Borrower.

SECTION 6.  CONDITIONS PRECEDENT AND SUBSEQUENT.

     Notwithstanding any other provisions of this Agreement, the Lender, at its sole option and in its sole discretion, need not make any Loans to the Borrower for the account of the Borrower, unless the conditions precedent described below are fulfilled:

     Section 6.A. Delivery of Documents as Conditions Precedent. The delivery of each of the following documents, each of which shall be satisfactory to the Lender in substance and form, by or on behalf of the Borrower to the Lender shall constitute separate and distinct conditions precedent to the effectiveness of this Agreement and the making of any Loans:

     6.A.1. Agreement. A copy of this Agreement duly executed by Borrower.

     6.A.2. Note. The Revolving Note dated as of the Closing Date duly executed by the Borrower and payable to the Lender.

     6.A.3. Evidence of Insurance. Evidence that the Borrower has insurance as required by Section 8.A.11, including property, casualty and liability insurance satisfactory to the Lender, together with: (i) loss payable/mortgagee endorsements naming the Lender as loss payee and mortgagee with respect to property and casualty insurance; and (ii) certificate(s) of insurance(s) and binder(s) naming the Lender as additional insured with respect to liability insurance.

     6.A.4. Articles of Incorporation. Articles of Incorporation or similar document, and each and every amendment thereto, of the Borrower and each Guarantor, certified of recent date by the Secretary of State or appropriate government official in the State or Canadian Province in which the Borrower is incorporated.

     6.A.5. Good Standing. Certificate of the appropriate Secretary of State or government official of recent date and certificate of non-restriction, as to the good standing or status of the

Borrower and each Guarantor in the State of its incorporation and where it is qualified to do business.

     6.A.6. Secretary's Certificate. Certificate of Secretary of the Borrower and each Guarantor as to (i) resolutions authorizing entry into, execution, delivery and performance of its obligations under this Agreement and related Loan Documents to which it is a party, (ii) the incumbency and signatures of the officers authorized to execute on its behalf the Loan Documents to which it is a party, (iii) its Articles of Incorporation, and (iv) its bylaws.

     6.A.7. Solvency Certificate. Certificate of Solvency duly executed by the Borrower and each Guarantor, with pro forma balance sheet and cash flow projections provided for thereunder.

     6.A.8. Opinion. The satisfactory opinion letters of Torys, counsel for the Borrower and the Guarantors, and W. Kirk James, general counsel of the Borrower dated as of the Closing Date and addressed to the Lender as to the matters referred to in Sections 7.A., 7.B., 7.C., 7.D., 7.E., 7.F. (as far as litigation is concerned), 7.J., of this Agreement, and Guaranties of the Guarantors.

     6.A.9. Environmental Data. All environmental data, information and reports concerning any real estate or any other property which the Lender may request.

     6.A.10. Officer's Certificate. A certificate of the President of Borrower certifying: (i) that the conditions herein insofar as they relate to the Borrower have been satisfied, (ii) as to the truth of the representations and warranties herein contained, and (iii) that no Materially Adverse Effect has occurred since March 31, 2001.

     6.A.11. Guarantees. Each of the four (4) Guarantees dated as of the Closing Date duly executed by the respective Guarantor in favor of the Lender.

     6.A.12. Financial Statements of Guarantors. Internally prepared financial statements as of December 31, 2000 for each of the Guarantors, including a balance sheet and income statements, which are the basis for the consolidated statements previously delivered.

     6.A.13. Other Documents. In form and substance satisfactory to the Lender, any other documents which the Lender may reasonably request from or to be delivered by the Borrower from time to time to effect the intent of this Agreement and the Loan Documents.

     6.A.14. Subordinated Debentures. Borrower has provided Lender with satisfactory evidence that the Subordinated Debentures in the amounts of $17,500,000 from Odyssey Reinsurance Corporation, a Delaware Corporation, $17,500,000 from United States Fire Insurance Company, a New York corporation and Cdn $42,500,000 from Royal Trust Corporation of Canada as Trustee for Zurich Insurance Company, a corporation incorporated under the laws of Switzerland have been executed and funded.

     Section 6.B. Fees. All fees referred to in Section 4 hereof which are then due shall have been paid to the Lender on the Closing Date.

     Section 6.C. Conditions Precedent. The following conditions are conditions precedent to the obligation of the Lender to make or disburse any Loan hereunder at any time requested by the Borrower, and each request by the Borrower for a Loan hereunder shall be deemed to constitute the Borrower's representation and warranty to the Lender that, as of the dates of such request and on which such Loan is disbursed, these conditions have been satisfied:

     6.C.1. Materially Adverse Effect. No Materially Adverse Effect shall have occurred, as determined by the Lender in its sole and complete discretion, since the date hereof.

     6.C.2. Representations and Warranties. The representations and warranties set forth in Section 7 hereof and in each Loan Document to which the Borrower is a party shall be true and correct in all material respects.

     6.C.3. Covenants. The affirmative and negative covenants set forth herein (including, without limitation, those covenants set forth in Section 8 hereof) and in any other Loan Documents to which the Borrower is a party, are not being breached and are inviolate in all material respects.

     6.C.4. Event of Default. No Default or Event of Default shall have occurred and then be continuing or would occur as a result of making such Loan.

     6.C.5. Revolving Commitments. After giving effect to the Loan (if it is a Revolving Loan), the aggregate principal amount of all such Loans outstanding hereunder shall not exceed the applicable Revolving Commitment.

     6.C.6. No Violations. Such Loan shall not violate any order, judgment or decree of any court or other authority or any provision of Law applicable to Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

     6.C.7. Note; Notice of Borrowing. The Lender shall have received the Note of the Borrower and the notice required by Section 3.C hereof.

     6.C.8. Satisfactory Completion of Due Diligence. In the case of the initial draw only, the Lender shall have satisfactorily completed its due diligence examination of the Borrower and any related parties, their respective operations and properties, including historical and pro forma financial information, and projections and business plans.

SECTION 7.   REPRESENTATIONS AND WARRANTIES.

     As further inducement to the Lender to enter into this Agreement and make the Loans hereunder, the Borrower represents and warrants, as of the date hereof, and as of the date of each disbursement of each of the Loans, the following, which shall survive the execution and delivery of this Agreement, the Note and the Loan Documents and until all of the Obligations have been paid, satisfied or discharged in full, regardless of any investigation by the Lender of the Borrower's financial condition or assets:

     Section 7.A. Corporate Existence and Related Matters. Each of the Borrower and each Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State, province, or country of its incorporation and is duly qualified to do and transact business and is in good standing as a foreign corporation in each and every state, province, or country in which the conduct of its business or the location of its properties requires such qualification and the failure to so qualify would have a Materially Adverse Effect. As of the date hereof, the only Subsidiaries or Affiliates of Borrower are designated in Schedule 7.A hereto.
Schedule 7.A hereto correctly sets forth, as to each such Subsidiary or Affiliate, whether or not it is a Consolidated Subsidiary, the jurisdiction of its incorporation, the percentage of issued and outstanding shares of each class of its capital stock owned by Borrower and the Subsidiaries and, if such percentage is not 100%, a description of each class of its authorized capital stock and the number of shares of each class issued and outstanding. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares indicated in Schedule 7.A as owned by Borrower or a Subsidiary are owned, beneficially and of record, by Borrower or such Subsidiary, free of any Lien.
Schedule 7.A contains all assumed or business names utilized by the Borrower or Affiliate, the jurisdiction of incorporation of the Borrower, and all jurisdictions where the Borrower is qualified to do business. The information in
Schedule 7.A hereto is true and complete.

     Section 7.B. Corporate Authority. Each of the Borrower and Guarantors has all corporate power and authority to own its property and assets and to carry on and engage in its business as it is presently being conducted, and has all licenses, permits, franchises, consents, approvals and authorizations required in connection with the foregoing, including without limitation all of the foregoing required under applicable Laws. The execution, issuance, delivery, and performance of all documents in connection with this Agreement, the Note and the Loan and other Loan Documents to which either the Borrower or each Guarantor is a party or signatory and the incurrence and performance of the Obligations hereunder and thereunder (i) are within the corporate power and authority of the Borrower, (ii) have been duly and properly authorized by all necessary corporate, director, shareholder and any other action of the Borrower, and (iii) have not resulted in and will not result in:

     (a) the creation or imposition of any Lien of any nature whatsoever (except in favor of the Lender) upon the Borrower's property or assets; or

     (b) the violation or contravention of, the occurrence of a default, event of default or event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or event of default under, (1) any term or provision of the Borrower's Articles of Incorporation or bylaws, (2) any licenses, permits, franchises, consents, approvals or authorizations referred to above, (3) any certificates of authority to do or transact business,
(4) any applicable order of any court or government or administrative agency, or
(5) any material contract, agreement (including any loan or credit agreement), mortgage, indenture, instrument, judgment or Laws to which the Borrower is a party or signatory or by which it or its properties or assets are, or may be, bound.

     Section 7.C. Consents, Approvals, etc. No consent, approval or authorization or order of, or filing, registration or qualification with, any Person (governmental, regulatory, or otherwise) is required to be obtained or effected by the Borrower in connection with the execution, issuance, delivery and performance of all documents in connection with this Agreement, the Note and the Loan and other Loan Documents to which the Borrower is a party or signatory or the incurrence or performance of the Obligations or, if so required, has been duly obtained or effected before the date hereof and are indicated on Schedule 7.C hereto.

     Section 7.D. Binding Effect and Enforceability. Upon delivery hereof and thereof, this Agreement, the Note and the Loan and other Loan Documents to which the Borrower or any Guarantor is a party or signatory will be its respective legal, valid and binding obligations enforceable in accordance with their respective terms and provisions (except as limited by bankruptcy, insolvency or other laws or equitable principles of general application relating to the enforcement of creditors' rights generally) and, on the date of said delivery, neither the Borrower nor any Guarantor will be in violation or contravention of, and no Default or Event of Default will exist under, any of the foregoing.

     Section 7.E. Default of Debt, Licenses, Permits, Orders and Other Agreements. The Borrower is not in breach or default of (in any material respect), and no event of default or event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or event of default, has occurred and is continuing with respect to (i) any Debt of any kind or nature, (ii) any license, permit, franchise, approval, consent or authorization referred to in Section 7.B above, (iii) any order of any court or governmental or administrative agency, or (iv) any agreement to which it is a party, which breach or default might have a Materially Adverse Effect.

     Section 7.F. Financial Condition and Litigation. The Financial Statements of the Borrower delivered to the Lender (including, without limitation, the audited financial statements of Borrower as at/of December 31, 2000, and the unaudited financial statements of Borrower for the period ended March 31, 2001, have been prepared in accordance with GAAP, are true and correct in all material respects and fairly present the financial condition of the Borrower as at the dates thereof and results of operations for the periods covered thereby. Since the ending date of the period covered by the most recent Financial Statements dated March 31, 2001, delivered to the Lender and received thereby, no Materially Adverse Effect has occurred and no dividends on or redemptions of the Borrower's common or preferred stock have been made. Except as disclosed to the Lender on said most recent Financial Statements: (i) the Borrower has no Debt, except as permitted hereunder, or liabilities, contingent or otherwise; and (ii) except as disclosed on Schedule 7.F, no proceedings, suits, orders, claims, investigations, or other actions which individually or in the aggregate exceeding $100,000 are pending before any court or governmental authority or, to the best knowledge of Borrower, threatened against the Borrower that are not fully covered by insurance. With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the Financial Statements which as of such date shall most recently have been furnished by the Borrower to the Lender for purposes of or in connection with this Agreement shall have been prepared in accordance with GAAP, shall be true and correct in all material respects, and shall fairly present the financial condition of the Borrower as of the dates thereof and results of operations for the periods covered thereby.

     Section 7.G. Title and Liens. The Borrower has good and marketable title to all of its property and assets, including all such property and assets listed on the most recent Financial Statements and, except as set forth on Schedule 7.G, the assets of the Borrower are not subject to any liens, claims, security interests, mortgages, pledges, charges or other encumbrance of any Person, except the holders of the Permitted Liens.

     Section 7.H. Employee Plans. All of the Borrower's Employee Plans are listed on Schedule 7.H hereto and are in material compliance with all provisions of ERISA and meet the minimum funding standards of Section 302 of ERISA where applicable. No withdrawal liability has been incurred under any such Employee Plans. No Prohibited Transaction or Reportable Event, as defined in ERISA, has occurred with respect to any such Employee Plans. No proceedings have been instituted to terminate or appoint a trustee to administer any such Employee Plans.

     Section 7.I. Taxes. Except as listed on Schedule 7.I. hereto, the Borrower has filed all federal, state and local tax returns and reports required by Law, has paid all taxes, assessments, penalties, interest and any other governmental charges which are or were due and payable, has made adequate provision for the payment of all taxes, assessments, penalties, interest and other governmental charges which are accruing but are not yet due and payable, and has no knowledge and are not aware of any deficiency or additional assessment which may have or has arisen in connection of the foregoing.

     Section 7.J. Compliance with Laws. To the best knowledge of the Borrower, the Borrower has complied in all material respects with all Laws applicable to it or to the conduct of its business, noncompliance with which could have a Materially Adverse Effect, and the Borrower has not received any notice of any kind from any Person claiming or alleging, directly or indirectly, a violation of any Law, noncompliance with which could have a Materially Adverse Effect.

     Section 7.K. Corporate Structure and Affiliates. Borrower has no Subsidiaries and no Affiliates, except as identified on Schedule 7.A hereto, which shall include the directors and shareholders of the Borrower. Borrower's authorized and outstanding capital stock is as set forth in Schedule 7.A hereto.

     Section 7.L. Corporate Names. The Borrower has no assumed corporate names and is not doing business under any corporate name, other than as identified on
Schedule 7.A hereto.

     Section 7.M. Solvency. The Borrower (i) is solvent and will not be rendered insolvent by the incurrence of the Obligations, by the execution of this Agreement, the Note, and any other Loan or other Loan Documents to which it is a party or signatory, or by any transactions contemplated hereunder or thereunder,
(ii) is able to pay its debts as they come due and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they mature or come due, (iii) has capital sufficient to carry on its business and any business in which it intends or is about to engage, and (iv) owns property and assets having a value in excess of its liabilities and debts.

     Section 7.N. Margin Regulations. No portion of the proceeds of the Loans shall be used by the Borrower, or any Affiliates of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

     Section 7.O. Indebtedness to and Transactions with Affiliates. Except as set forth on Schedule 7.O hereto, there are no outstanding loans from any Affiliate to the Borrower, or from the Borrower to any Affiliate. Except as set forth on Schedule 7.O hereto, the Borrower is not a party to a material transaction with any of its Affiliates, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than such company could obtain or could become entitled to in an arm's length transaction with a Person that was not its Affiliate.

     Section 7.P. Acts of God. Neither the business nor properties of the Borrower are presently affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or of political unrest, or potential expropriation, or other casualty (whether or not covered by insurance) which could have a Materially Adverse Effect.

     Section 7.Q. Labor Controversies; Union Contracts, Etc. There are no labor controversies pending or, to the knowledge of the Borrower, threatened against the Borrower, which if adversely determined could have a Materially Adverse Effect. There are no pending or, to the Borrower's knowledge, threatened or anticipated (i) employment discrimination charges or complaints against or involving the Borrower before any governmental Person, (ii) unfair labor practice charges or complaints, disputes or grievances or arbitration proceedings or controversies affecting the Borrower, (iii) union representation petitions respecting the employees of the Borrower, or (v) strikes, slowdowns, work stoppages, or lockouts or threats thereof affecting the Borrower. There are no collective bargaining agreements covering any of the employees of the Borrower. The Borrower has not breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any of its employees.

     Section 7.R. Surety Obligations; Financial Assurances. The Borrower is not obligated as surety or indemnitor under any surety or similar bond or other contract, or issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person. The Borrower has not posted or placed any Financial Assurance except as indicated in
Schedule 7.R hereto.

     Section 7.S. Business Relations. There exists no actual or threatened termination, cancellation, or adverse limitation of, or any adverse modification or change in, the contractual and/or business relationship between the Borrower and any owner/lessor of any facility utilized in the Borrower's business, municipality, customer and/or supplier, and there exists no present condition or state of facts or circumstances in such relations, which in each case would have a Materially Adverse Effect.

     Section 7.T. Accuracy of Information. All factual information heretofore, or contemporaneously furnished by or on behalf of the Borrower in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender will be, true and accurate in every material respect on the date as of which such information is dated, or certified, and to the best knowledge of Borrower such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading. To the best knowledge of the Borrower there is no fact which has a Materially Adverse Effect or in the future may (so far as the Borrower may now foresee), have a Materially Adverse Effect, which has not been set forth herein or in written materials, certificates or statements furnished to the Lender prior to the date hereof.

     Section 7.U. Hazardous Materials. Borrower has not caused or permitted any Hazardous Material to be disposed of or incorporated into, either on or under real property legally or beneficially owned or operated by Borrower, and no such real property has ever been used as a dump site or long-term storage site for any Hazardous Materials which would be reasonably likely to (a) give rise to present or future legal liability, and (b) have a material adverse effect on the business or financial condition of Borrower. The failure, if any, of Borrower in connection with the operation of their business, to obtain or be in compliance with any permit, certificate, license, approval and other authorization, or to file any notification or report relating to chemical substances, air emissions, effluent discharges and Hazardous Material storage, treatment, transport and disposal has not had, nor will it have, a Materially Adverse Effect, and no facts or circumstances exist which could give rise to liabilities with respect to Hazardous Materials on the business or financial condition of Borrower which would be reasonably likely to have a Materially Adverse Effect.

     "Hazardous Materials" means and includes (a) any friable asbestos (or asbestos which becomes friable), PCBs or dioxins or insulation or other material composed of or containing friable asbestos (or asbestos which becomes friable), PCBs or dioxins and (b) any petroleum or any fraction thereof and any hazardous or toxic waster, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, any applicable so-called "superfund" or "superlien" law, or any other applicable law regulating or pertaining to any such waste, substance or material, as now or at any time hereafter in effect.

     Section 7.V. Ranking. The Obligations will rank at least pari passu with all Debt of the Borrower including but not limited to any credit facilities of the Bank of Montreal and Bank of America, except Debt secured by Permitted Liens, provided that such Permitted Liens shall not at any time secure Debt of the Borrower and all of its Subsidiaries exceeding at any time $20,000,000, in the aggregate.

     Section 7.W. Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth in Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over the transaction or the Borrower.

     Section 7.X. Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Lender in connection with or in furtherance of this Agreement by or on behalf of the Borrower fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

     Section 7.Y. Intellectual Property. The Borrower owns or has sufficient and legally enforceable rights to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct its businesses as heretofore conducted by it, now conducted by it, and now proposed to be conducted by it. The Borrower is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret, or other intellectual property right of others, other than any such infringements or claims which, if successfully asserted against or determined adversely to the Borrower, could not, individually or collectively reasonably be expected to be a Material Adverse Event.

SECTION 8.  COVENANTS.

     The Borrower hereby covenants and agrees with the Lender that, until the Obligations have been satisfied and discharged in full, the Borrower will comply and/or cause compliance with the following covenants, unless the Lender shall give its prior written consent to the contrary:

     Section 8.A. Affirmative Covenants.

     8.A.1. Financial Covenants. The Borrower shall maintain compliance with the following financial covenants measured on a consolidated basis during the periods indicated below:

     (a) Net Worth. The Borrower's Net Worth shall not at any time be less than $150,000,000, excluding the Subordinated Debentures listed in Section 6.A.14 herein.

     (b) Consolidated Interest Coverage Ratio. As of the end of each Measurement Period the Borrower and Affiliates shall maintain a ratio of EBITDA to Interest Expense of not less than 3.0 to 1.0.

     (c) Leverage Ratios.

          (i) The ratio of Funded Senior Debt plus Contingent Liabilities to total Pro Forma EBITDA shall not exceed the following with respect to the Measurement Periods:

               Measurement Period                            Ratio
               ------------------                            -----
               Ending September 30, 2001                3.00 to 1.00
               Thereafter                               2.75 to 1.00

          (ii) The ratio of Funded Total Debt plus Contingent Liabilities to total Pro Forma EBITDA shall not exceed the following with respect to the Measurement Periods:

               Measurement Period                            Ratio
               ------------------                            -----
               Ending September 30, 2001                4.25 to 1.00
               Thereafter                               4.00 to 1.00

     8.A.2. Financial Information and Reporting. The Borrower shall keep and cause to be kept proper books and records in which full and true entries will be made, in accordance with GAAP, of all dealings or transactions relating to its business and affairs, and the Borrower shall cause to be furnished to the
Lender:

          (i) As soon as practicable and, in any event, within sixty (60) days after the end of each quarter of each Fiscal Year, all of the Borrower's consolidated and consolidating statements of income and retained earnings and of cash flows through the quarter then ended and a balance sheet of the Borrower as of the end of such quarter, all in reasonable detail and certified by Borrower's president or chief financial officer as fairly presenting the financial condition and operations of the Borrower as of and for the period then ending and being accurate in all material respects and having been prepared in accordance with GAAP;

          (ii) As soon as practicable and, in any event, within one hundred twenty (120) days after the end of each Fiscal Year, all of the Borrower's consolidated and consolidating audited and unaudited statements of income and retained earnings and of cash flows through the Fiscal Year then ended and a balance sheet of the Borrower as of the end of such Fiscal Year, in each case with comparable information at the close of and for the prior Fiscal Year, all in reasonable detail, containing no qualifications unacceptable to the Lender and audited by an independent certified public accountant selected by the Borrower and acceptable to the Lender and prepared in accordance with GAAP;

          (iii) Together with the Financial Statements for each quarter of each Fiscal Year, (a) a certificate executed by the chief financial officer of Borrower in the form of Exhibit C hereto certifying to the Lender that the Borrower is in compliance with each of the financial covenants set forth in
     Section 8.A.1 hereof and setting forth in detail satisfactory to the Lender the calculations and computations showing such compliance, and (b) a certificate executed by the president or chief financial officer of Borrower stating whether any Default or Event of Default currently exists and is continuing and what action, if any, the Borrower is taking or proposes to take with respect thereto;

          (iv) When and as so furnished, such other financial information concerning the Borrower, its business, financial condition or assets as may be furnished to the holders of the Borrower's common or preferred stock (including all financial statements, reports and proxy statements), or as the Lender may reasonably request from time to time;

          (v) Promptly upon discovery thereof, notice of any action, suit, arbitration, investigation, administrative or other proceeding instituted, commenced or threatened against or affecting the Borrower which may reasonably be expected to cause the Borrower to incur or be liable for claims, damages and/or costs of any kind (including, without limitation, attorneys' fees, expert witness fees and court, judgment, settlement and compliance or remedial costs), aggregating in excess of $100,000;

          (vi) Promptly upon the Borrower's becoming aware thereof, notice of any proposed Laws, or amendments thereto, which would regulate, restrict or prohibit the Borrower in such a way as might have a Materially Adverse Effect;

          (vii) Notice of the occurrence or existence of any Default or Event of Default immediately upon the Borrower's becoming aware thereof; and promptly upon discovery thereof, notice of any development, financial or otherwise, which might have a Materially Adverse Effect;

          (viii) Upon request of the Lender from time to time, any information concerning the Borrower's compliance with any and all Laws;

          (ix) Promptly upon the Borrower becoming aware thereof, notice of any claim of violation of any Law, and notice of any violation or breach by the Borrower of the terms of, or any revocation or suspension or threatened revocation or suspension of, any license or permit of the Borrower;

          (x) Notice of the cancellation or expiration of any bond, letter of credit or similar instrument issued as Financial Assurance and the terms of any replacement or renewal bond, letter of credit or similar instrument if not issued by the Lender;

          (xi) Within forty-five (45) days after the end of each six-month period, regardless of whether any New Subsidiary has been acquired during such period, a New Subsidiary Certificate substantially in the form of Exhibit D hereto; and

          (xii) Within sixty (60) days of the end of each Fiscal Year, updated annual budgets, financial projections (rolling three years) and business plans for the ensuing Fiscal Year.

     8.A.3. Corporate Existence and Conduct of Business. The Borrower will maintain and preserve its corporate existence, good standing, certificates of authority, licenses, permits, franchises, patents, trademarks, trade names, service marks, copyrights, leases and all other contracts and rights necessary or desirable to continue its operations and business on a profitable basis and will generally continue the same line of business as that being presently conducted, except that the Borrower intends to sell Old Lyme Insurance Company of Rhode Island, a Rhode Island corporation, and Old Lyme Insurance Company Limited, a corporation incorporated under the laws of Bermuda, for approximately $40,000,000 on or before October 31, 2001.

     8.A.4. Taxes and Laws. The Borrower will pay and shall cause each Guarantor to pay when due, all taxes, assessments, charges and levies imposed on the Borrower or each Guarantor or any of its property or assets or which it is required to withhold and pay out and will comply in all material respects with all applicable present and future Laws applicable to the Borrower or each Guarantor or any of its property or assets, unless the Borrower or any Guarantor is contesting in good faith, by an appropriate proceeding, the validity, amount, imposition or applicability of the above while maintaining reserves therefor which are appropriate and adequate as determined in accordance with GAAP, and such contest does not have or cause a Materially Adverse Effect.

     8.A.5. Inspection. Upon the Lender's request, the Borrower will allow and shall cause each Guarantor to allow the Lender, and any of its officers, employees or agents, to visit, during normal business hours, for inspection and review, the Borrower's or any Guarantor's premises and will make available and furnish to the Lender the Borrower's or any Guarantor's books and records and such financial information concerning the Borrower's or any Guarantor's property or assets, business, affairs, operations or financial condition as reasonably requested by the Lender.

     8.A.6. Lender Costs. The Borrower shall pay upon demand, all reasonable out-of-pocket fees, costs and expenses (including those of outside counsel, auditors, appraisers, accountants, insurance and environmental advisors, title companies, surveyors, and other consultants and agents) incurred or paid by the Lender in connection with the preparation, negotiation, documentation, administration (including periodic field and collateral audits and site visits), amendment, modification, waiver, interpretation, collection or enforcement of this Agreement, the Note, or any other Loan Documents and the credit and security therefor. In addition, the Borrower shall pay upon demand all such costs and expenses of the Lender in connection with any Default or Event of Default by the Borrower hereunder, or in connection with the collection or enforcement of any of the terms hereof or of the other Loan Documents and the credit therefor, or any "work-out," refinancing or restructuring of the credit arrangement set forth herein. Any attorneys' fees due hereunder are to be calculated at the attorneys' customary hourly rates, and not as a percentage of the indebtedness or of the amount recovered. The Borrower agrees to indemnify the Lender, its successors and assigns, and its respective officers, directors and employees, from and hold each of them harmless against
(i) any transfer taxes, documentary taxes and any other taxes, penalties, assessments or charges made by any governmental authority by reason of the execution, delivery and performance of the Loan Documents and any security therefor, and (ii) any and all losses, claims, damages, liabilities and expenses, including all expenses of litigation or preparation therefor, which any of them may incur or which may be asserted against any of them in connection with or arising out of the direct or indirect application of the proceeds of Loans. The obligations under this Section 8.A.6 shall survive repayment of the Loans and the assignment of any rights hereunder.

     8.A.7. Employee Plans. The Borrower shall and shall cause each Guarantor to
(i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without material liability to the Borrower or each Guarantor; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA, including the minimum funding standards of Section 302 of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Lender immediately upon receipt of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; and (v) promptly advise the Lender of the occurrence of any Reportable Event or Prohibited Transaction, as defined in ERISA, with respect to any such Employee Plans.

     8.A.8. Use of Proceeds of Loans. The Borrower shall use the proceeds of the Loans for general corporate purposes, including working capital, repayment of the Advance Request for $40,000,000 between Borrower and Bank of Montreal, dated as of June 26, 2001, the acquisition of Burnham Stewart Group, Inc. and permitted capital expenditures and acquisitions as listed on Schedule 8.A.8.

     8.A.9. Financial Assurance. The Borrower shall timely comply or cause compliance with the requirements of any Act or any other Law concerning Financial Assurance. If any funds are drawn on any Financial Assurance at any time, the Borrower shall promptly notify the Lender in writing of the amount of and the reason for the draw. The Borrower shall not maintain more in Financial Assurance than is required pursuant to any Act or any Law at any time. At the earliest available opportunity under any Act or other Law, the Borrower shall request that the amount of Financial Assurance be reduced if and as permitted under the Act, or such other Law.

     8.A.10. Compliance with Laws. Borrower shall comply or cause compliance with all applicable building codes, zoning ordinances, environmental protection, health and safety laws and regulations and other laws and regulations governing it.

     8.A.11. Maintenance of Insurance. The Borrower shall maintain insurance with financially sound and respectable insurance companies or associations in such companies or associations in such amounts and covering such casualties and risks as are customary in accordance with prudent business practice in the case of companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof. The Borrower will, upon request, furnish to the Lender at reasonable intervals a certificate of an Authorized Officer setting forth the nature and extent of all insurance maintained by the Borrower. The Borrower shall retain all incidents of ownership of the insurance maintained pursuant hereto and shall not borrow upon or otherwise impair its rights to receive the proceeds of such insurance. In the event the Borrower either fails to provide the Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to act), obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto, which the Lender deems advisable. The Borrower may later cancel any such insurance purchased by the Lender, but only after providing the Lender with evidence that the Borrower has obtained the insurance coverage required by this Section. The costs of such insurance obtained by the Lender, through and including the effective date such insurance coverage is canceled or expires, shall be payable on demand by the Borrower to the Lender, together with interest at the Default Rate on such amounts until repaid and any other charges by the Lender in connection with the placement of such insurance. The costs of such insurance, which may be greater than the cost of insurance which the Borrower may be able to obtain on its own, together with interest thereon at the Default Rate and any other charges by the Lender in connection with the placement of such insurance may be added to the total Obligations due and owing.

     Section 8.B. Negative Covenants.

     8.B.1. Liens. The Borrower shall not directly or indirectly create, assume, grant, pledge, incur, permit or suffer to exist, any Lien or change of any kind or character upon any assets of the Borrower whether owned at the date hereof or hereafter acquired, except Permitted Liens.

     8.B.2. Fiscal Year, Name Changes, Mergers and Acquisitions. The Borrower shall not (i) change its Fiscal Year or its corporate name or without prior written notice to Lender and adopt an assumed corporate name other than as set forth in Schedule 8.B.2, (ii) consolidate or merge with any Person, (iii) acquire any stock in, or acquire all or substantially all of the assets or properties of, or make any investment in, any Person, except that the existing investments listed on Schedule 8.B.2 and any acquisitions not exceeding $2,000,000 individually or $5,000,000 in the aggregate, provided that such acquisition(s) would not cause the Borrower to be in Default hereunder are permitted hereunder, or (iv) create any Subsidiaries.

     8.B.3. Restricted Payments. The Borrower shall not declare or make any Restricted Payments.

     8.B.4. Transactions with Affiliates. Except as set forth in Schedule 8.B.4, the Borrower shall not enter into any transaction with its Affiliates or any of its or its Affiliates' shareholders, directors, officers or employees, except in the ordinary course of business and upon fair and reasonable terms which are no less favorable to the Borrower than those that would be available at the time of such transaction in a comparable arm's length transaction with a Person not an Affiliate. The Borrower shall not pay any management fee to any Affiliate other than Borrower.

     8.B.5. Capital Structure. The Borrower shall not have outstanding or issue any shares of preferred stock. The Borrower shall not make any changes in its capital structure (including the terms of its outstanding stock), amend its articles of incorporation, certificate of designation, or bylaws, or make any changes in any of its business objectives, purposes or operations if such change has a reasonable likelihood of having a Materially Adverse Effect. The Borrower shall not be permitted to issue any stock. Notwithstanding the foregoing, Borrower may issue stock for acquisitions pursuant to Section 8.B.2 provided that such acquisitions do not cause an Event of Default and Borrower may issue stock pursuant to the Executive Share Purchase Plan and, when finalized, the Restricted Stock Plan provided that such issuance does not cause an Event of Default.

     8.B.6. Change in Nature of Business. The Borrower shall not engage in any business unrelated to, or make any material change in the nature of, its business as carried on at the date hereof.

     8.B.7. Prepayment or Modification of Debt. The Borrower will not (i) prepay any Funded Debt owing to, or any indebtedness for money borrowed by the Borrower from a Person other than the Lender, or any Debt secured by any of its assets, except: (x) Debt to the Lender or to any holder of Permitted Liens, (y) prepayment of Debt secured by an asset if a replacement asset of equal or greater value is purchased in connection therewith and (z) prepayment of revolving Debt, the amount of which may be subsequently reborrowed, or (ii) enter into or modify any agreement as a result of which the terms of payment of any of the foregoing Debt are amended or modified.

     8.B.8. False Statements. The Borrower will not furnish the Lender any certificate or other document that knowingly contains any untrue statement of material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     8.B.9. Inconsistent or Restrictive Agreements. The Borrower shall not enter into any agreement which would violate or cause a breach of or under this Agreement or any Loan Documents or the performance by the Borrower of any obligation hereunder or thereunder.

     8.B.10. Investments. The Borrower shall not make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person, except for Permitted Investments and acquisitions contemplated by Section 8.B.2.

     8.B.11. Indebtedness. The Borrower shall not, directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as an endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

          (a) the Obligations;

          (b) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business;

          (c) obligations of the Borrower for taxes, assessments, municipal or other governmental charges;

          (d) obligations of the Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

          (e) obligations existing on the date hereof which are disclosed on the financial statements referred to in Section 7; and

          (f) those noted on Schedule 8.B.11.

SECTION 9.  EVENTS OF DEFAULT.

     The following events shall constitute and be deemed Events of Default hereunder:

     Section 9.A. Obligations. Failure by the Borrower (i) to make any payment of principal on any Loan or Note on the date such payment Obligation is due, or
(ii) to make any payment of interest on any Loan or Note or any payment of any fee due hereunder within 3 Business Days after such payment Obligation is due.

     Section 9.B. Breach or Default Under Loan Documents. (i) failure or neglect of the Borrower to perform, keep or observe any of the covenants at Sections 8.A.1, 8.A.2, 8.A.6, 8.A.8, or 8.B hereof; or (ii) failure or neglect of the Borrower or Guarantor to perform, keep or observe any of its respective other covenants, conditions, promises or agreements contained herein or in any other Loan Document to which it is a party or signatory and the Borrower or Guarantor fails to cure the foregoing within thirty (30) days after notice from the Lender to the Borrower or Guarantor thereof; or (iii) an Event of Default occurs under any other Loan Document; or (iv) at any time any notice is given by the Borrower of the discontinuance, invalidity or unenforceability of or the Borrower's obligations thereunder.

     Section 9.C. Representation and Warranties. Any warranty or representation now or hereafter made by the Borrower or by any Guarantor hereunder or under any Loan Document, is untrue or incorrect in any material respect or fails to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances in which it was made, or any schedule, certificate, statement, report, financial data, notice or writing furnished to the Lender at any time by the Borrower is untrue or incorrect in any material respect or fails to state a material fact needed to make the foregoing not misleading in light of the circumstances in which the foregoing were furnished, in each case on the date as of which the facts set forth therein are stated or certified and the Borrower or each Guarantor fails to cure any of the foregoing within thirty (30) days after the Borrower should have become aware of the same.

     Section 9.D. Judgments. A final and non-appealable judgment or order, or an aggregate of final and non-appealable outstanding judgments or orders, requiring payment in excess of $150,000, either not fully covered by insurance or the insurance for which is disputed or contested, shall have been entered against the Borrower, and such judgments or order(s) shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution thereof.

     Section 9.E. Insolvency and Related Proceedings. If the Borrower or Guarantor (i) is dissolved; (ii) authorizes or makes an assignment for the benefit of creditors; (iii) generally shall not pay its debts as they become due; (iv) shall admit in writing its inability to pay its debts generally; or
(v) shall authorize or commence (whether by the entry of an order for relief or the appointment of a receiver, trustee, examiner, custodian or other similar official therefor or for any substantial part of its property) any proceeding or voluntary case under any bankruptcy, reorganization, insolvency, dissolution, liquidation, adjustment or arrangement of debt, receivership or similar Laws or if such proceedings are commenced or instituted, or an order for relief or approving any petition commencing such proceedings is entered against the Borrower and such party, by any action or failure to act, authorize, approve, acquiesce, or consent to the commencement or institution of such proceedings, or such proceedings are not dismissed within sixty (60) days after the date of filing, commencement or institution.

     Section 9.F. Other Material Agreements. If the Borrower defaults or a default or an event of default occurs under or in the performance of its obligations under (i) any other agreement with the Lender, or (ii) under any other material exceeding $100,000 agreement, document or instruments for borrowed money, and such default, breach, or event of default continues beyond any applicable grace period thereunder and the effect of which shall be to allow the holder of such agreement, document or instrument to terminate the foregoing, or the Person to whom such obligation is owed to cause such obligation to become due prior to its stated maturity or otherwise accelerated, including, but not limited to any credit facility with Bank of Montreal or Bank of America or (iii) under any other material agreement, document or instrument (not for borrowed money), and such default, breach, or event of default continues beyond any applicable grace period thereunder and the effect of which shall be to allow the holder of such agreement, document or instrument to terminate the foregoing or to accelerate obligations exceeding $100,000 owed to it thereunder.

     Section 9.G. State Action. If any proceeding is instituted or commenced by the State or country of incorporation of the Borrower, seeking a forfeiture of the Certificate of Incorporation of the Borrower and any order entered in such proceeding shall fail to be vacated within thirty (30) days.

     Section 9.H. ERISA Matters. If any of the following events shall have occurred with respect to any Employee Plan and the resultant or potential liability of the Borrower therefor exceeds $100,000: (i) a Reportable Event or Prohibited Transaction, as such terms are defined in ERISA, shall have occurred;
(ii) a trustee is appointed by any governmental body or agency or any court to administer any Employee Plan; (iii) any Employee Plan is involuntarily terminated, or circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation to institute proceedings to terminate any Employee Plan; or (iv) any withdrawal liability is incurred in connection with any termination of an Employee Plan.

     Section 9.I. Tax Liens. If a notice of lien, levy or assessment is filed or recorded with respect to all or a material part of the assets owned by the Borrower by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency, or any taxes or debts owing at any time or times hereafter to any one or more of the foregoing become a lien upon a material part of the assets owned by the Borrower, unless such notice or lien is a Permitted Lien or is removed within ninety (90) days after filing or recording of such notice or becoming such lien.

     Section 9.J. Failure of Lien. If any Loan Document shall at any time after its execution and delivery and for any reason (other than as a result of any action or inaction by the Lender) cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested or the Borrower or any Guarantor shall deny it has any further liability or obligation under any Loan Document, or the Borrower or any Guarantor shall fail to perform any of its obligations under any Loan Document beyond any applicable grace period.

     Section 9.K. Environmental or Other Remediation Costs. If the Borrower or Affiliate becomes aware of, any environmental contamination or similar site deficiency which may reasonably be expected to cause the Borrower or Affiliate to incur or be liable for costs of any kind aggregating in excess of a cost of $100,000.

     Section 9.L. Operating Permits and Licenses. If the Borrower fails to maintain any permits or licenses which are necessary and required for the ownership, use, occupancy or operation of its business, if such deficiency would have a Materially Adverse Effect and is not cured within 30 days.

     Section 9.M. Material Adverse Change. If since March 31, 2001, there shall have occurred any condition or event which the Lender determines has or might be reasonably expected to have a Materially Adverse Effect.

     Section 9.N. Change in Control. If a Change in Control shall occur. "Change in Control" means (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of Borrower to any Person or Group, as defined in Rule 13d-5 under the Exchange Act ("Group"), other than an Affiliate of Borrower, (ii) the merger or consolidation of Borrower with or into another entity with the effect that the then existing shareholders of Borrower, collectively, hold less than 50.1% of the combined voting power of the then outstanding securities of the surviving entity of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors, (iii) during any two-year period, the replacement of a majority of the Board of Directors of Borrower from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Borrower then still in office who were either members of the Board of Directors at the beginning of such period or whose election as a member of the Board of Directors was previously so approved, (iv) a Person or Group (other than existing shareholders of Borrower, and/or any executive officer of Borrower or its Subsidiaries, or its successors) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of securities of Borrower representing 50% or more of the combined voting power of the then outstanding securities of Borrower ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors or shall have acquired the right to designate a majority of the Board of Directors of Borrower, (v) any Person or Group (other than existing shareholders of Borrower, or its executive officers) shall acquire the right, by contract or otherwise, to elect, appoint or otherwise designate a majority of the Board of Directors of Borrower, whether or not such right is exercised, or (vi) the occurrence of any event specified in Section 9.E. with respect to Borrower or any of its Subsidiaries.

SECTION 10.   RIGHTS AND REMEDIES.

     Section 10.A. Termination of Commitment and Acceleration. Upon the happening or occurrence of an Event of Default described in Section 9.E. above, the Commitment shall immediately terminate, and upon the happening or occurrence of any other Event of Default set forth in Section 9, such Event of Default not having been previously cured or waived in writing by the Lender, the Lender may declare the Commitment terminated, if they have not yet been terminated. Following the termination of the Commitment, the Lender may accelerate the Obligations by declaring that the Obligations are then due and payable and, thereupon, the Note shall be and become forthwith, due and payable without any presentment, demand, protest, notice of any of the foregoing or other notice of any kind, all of which are hereby expressly waived notwithstanding anything contained herein or in the Note to the contrary, and the Lender shall have all rights and remedies now or hereafter provided by applicable Laws and without limiting the generality of the foregoing may, at its option, also appropriate and apply toward the payment of the Note, any indebtedness of the Lender to the Borrower, howsoever created or arising, and may also exercise any and all rights and remedies hereunder, under the Loan Documents.

     Section 10.B. Rescission. In the event of an uncured Event of Default, if at any time after acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by laws, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest of the Loans due and payable solely by virtue or acceleration) shall be remedied or waived pursuant to this Agreement, then by written notice to Borrower, the Lender may elect, in its sole discretion, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence do not give Borrower the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

     Section 10.C. Application of Payments. All monies received by the Lender from the exercise of any rights or remedies shall, unless otherwise required by applicable Law, be applied as follows:

     A. First, to the payment of all reasonable expenses (to the extent not paid by Borrower) actually incurred by the Lender in connection with the exercise of such rights or remedies, including all out-of-pocket costs and expenses of collection, reasonable attorneys' fees and court costs, all costs incurred by the Lender directly or indirectly in carrying out the terms, covenants and agreements contained in any Loan Document, together with interest thereon as provided therein, and all other costs and expenses described in Section 8.A.6;

     B. Next, to the payment of any outstanding fees due hereunder;

     C. Next, to the payment of interest then accrued and unpaid on the Note;

     D. Next, to the payment of principal then owing on the Note;

     E. Next, to all of the other Obligations;

     F. Surplus, if any, unless a court of competent jurisdiction decrees otherwise, to the Borrower.

     Section 10.D Attorney-in-Fact. In the event of an uncured Event of Default, the Borrower hereby irrevocably makes, constitutes and appoints the Lender (and any officer of the Lender or any Person designated by the Lender for that purpose) as the Borrower's true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower's name, place and stead, with full power of substitution, to take such actions as are permitted in this Agreement. The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrower hereby ratifies and confirms all that said attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

SECTION 11.  MISCELLANEOUS.

     Section 11.A. Assignments and Participations. Lender, without the consent of the Borrower, may assign or sell participation, to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its Commitments and the Loans owing to it.

     Section 11.B. Withholding Taxes. Except as otherwise required by Law, each payment by the Borrower under this Agreement or the Note shall be made without setoff or counterclaim and without withholding for or on account of any present or future taxes imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment hereunder, or (in each case) any political subdivision or taxing authority thereof or therein (excluding any such tax imposed on the overall net income of Lender). If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Lender free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which Lender would have received had such withholding not been made. If the Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Lender for that payment on demand in the currency in which such payment was made. If a Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender on or before the thirtieth day after payment.

     Section 11.C. Amendment and Waivers. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of Lender and Borrower. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any further notice or demand in similar or other circumstances.

     Section 11.D. Merger and Integration Clause. This Agreement and the Loan Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof and specifically supersedes in its entirety the proposal letter of the Lender to Borrower dated October 12, 1999, and any prior drafts thereof or proposals or letters from the Lender with respect to the terms of credit facility hereunder or any other matter which is the subject matter of this Agreement or any of the Loan Documents.

     Section 11.E. Applicable Law. This Agreement, the Note and the other Loan Documents have been executed, issued, delivered and accepted in and shall be deemed to have been made under and shall be governed by and construed in accordance with the Laws of the State of Illinois.

     Section 11.F. Severability. This Agreement, the Note and the other Loan Documents shall be construed and interpreted in such manner as to be effective, enforceable and valid under all applicable Laws. If any provision of this Agreement, the Note or the other Loan Documents shall be held invalid, prohibited or unenforceable under any applicable Laws of any applicable jurisdiction, such invalidity, prohibition or unenforceability shall be limited to such provision and shall not affect or invalidate the other provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction, and to that extent, the provisions hereof and thereof are severable.

     Section 11.G. Section Headings. Section headings used in this Agreement are for convenience only and shall not effect the construction or interpretation of this Agreement.

     Section 11.H. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrower, and their respective successors and assigns; provided, however, that the Borrower has no right to assign any of its rights or its obligations hereunder without the prior written consent of Lender.

     Section 11.I. Notices. Any notices, requests or consents required or permitted by this Agreement shall be (i) in writing, and (ii) delivered in person, telexed, telecopied or sent by certified or registered mail, postage prepaid, return receipt requested, or by overnight mail or express delivery service to the addresses of the parties hereto set forth below, unless such address, telex number or telecopier number is changed by written notice hereunder. Each such notice, request, consent or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified on the signature page hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by telex, when such telex is transmitted to the telex number specified on the signature page hereof and the answerback is received by sender, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified on the signature page hereof; provided that any notice given pursuant to Sections 2 and 3 hereof shall be effective only upon receipt.

(a)      To the Borrower, to it at:

         Hub International Limited
         55 East Jackson Boulevard
         Chicago, Illinois 60604

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

         Telecopy:  (312) 279-4981
         for the attention of:      W. Kirk James, Vice President,
                                    Secretary and General Counsel


(b)      To the Lender, to it at:

         LaSalle Bank National Association
         135 South LaSalle Street
         Chicago, Illinois  60603

         Telecopy:  (312) 904-6189
         for the attention of:  Commercial Banking Insurance Division, Suite 216

         with copy to:
         Lord, Bissell & Brook
         115 S. LaSalle Street
         Chicago, IL  60603

         Telecopy: (312) 443-0336
         for the attention of:  Kay W. McCurdy

or to such other address or facsimile or telecopy number as any party hereto may from time to time designate to the other parties hereto in such manner.

     Section 11.J. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

     Section 11.K. Indemnification. The Borrower hereby indemnifies, exonerates and holds free and harmless the Lender, each of its Affiliates and each of their officers, directors, employees, agents-and attorneys (collectively, the "Indemnified Parties" or, individually, an "Indemnified Party"), from and against any and all actions, causes of action, suits, proceedings, investigations, losses, costs, liabilities, damages, punitive damages, penalties and expenses, including reasonable attorneys' and paralegals' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought):

          (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

          (b) the entering into and performance under this Agreement or any other Loan Document or by any party thereto; or

          (c) any investigation, litigation, or proceeding related to any acquisition or proposed acquisition by the Borrower of all or any portion of the stock or all or substantially all the assets of any Person or merger or proposed merger of the Borrower with any other Person, whether or not the Lender is party thereto and whether or not the proceeds of any Loans are used or to be used in connection therewith; except for any such Indemnified Liabilities arising by reason of an Indemnified Party's gross negligence or wilful misconduct. In addition, if the Borrower institutes any action, suit or proceeding against any of the Indemnified Parties and such action, suit or proceeding is unsuccessful, the Borrower shall indemnify and hold harmless the Indemnified Parties from and against all Indemnified Liabilities arising in connection with or relating to such action, suit or proceeding. The Borrower shall pay or reimburse the Indemnified Parties for any Indemnified Liabilities from time to time within thirty (30) days after demand. This Section and the agreements of the Borrower set forth herein shall survive the termination of this Agreement and any or all of the Loan Documents and repayment of all of the Obligations hereunder and thereunder. If and to the extent that the undertaking described in this Section 11.K. is held or determined by any court of competent jurisdiction to be unenforceable for any reason, the Borrower hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Laws.

     Section 11.L. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute an Event of Default or Default if such action is taken or condition exists.

     Section 11.M. Limitation of Liability. To the extent permitted by applicable Law, no claim may be made by Borrower or any other Person against Lender, or its Affiliates, directors, officers, employees, attorneys or agents, for special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     Section 11.N. Consent to Jurisdiction and Waiver of Jury Trial and Personal Service. THE BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN COOK COUNTY, ILLINOIS IN ANY ACTION, SUIT OR PROCEEDING (WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY) COMMENCED THEREIN IN CONNECTION WITH OR WITH RESPECT TO THE OBLIGATIONS, THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY DEFENSES OR COUNTER CLAIMS THEREIN), AND THE BORROWER AND THE LENDER EACH WAIVE ANY RIGHT TO JURY TRIAL THAT THEY MAY NOW OR HEREAFTER HAVE UNDER ANY LAWS AND ANY OBJECTION TO VENUE IN CONNECTION THEREWITH. THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS OR PAPERS ISSUED OR SERVED IN CONNECTION WITH THE FOREGOING AND AGREES THAT SERVICE OF SUCH PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL,

POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER AS SET FORTH IN SECTION 11.I. ABOVE AND THE BORROWER'S REGISTERED AGENT, IN WHICH CASE SUCH PROCESS OR PAPERS SHALL BE DEEMED RECEIVED FIVE (5) DAYS THEREAFTER, OR BY OVERNIGHT MAIL OR EXPRESS DELIVERY SERVICE, IN WHICH CASE SUCH PROCESS OR PAPERS SHALL BE DEEMED RECEIVED ONE (1) DAY THEREAFTER.



                            [SIGNATURE PAGE FOLLOWS]



     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                       BORROWER:
                                       --------

                                       HUB INTERNATIONAL LIMITED


                                       By:   /s/ W. Kirk James
                                          --------------------------------------
                                       Name:     W. Kirk James
                                            ------------------------------------
                                       Title: Vice President and General Counsel
                                             -----------------------------------

                                       Address: 55 East Jackson Boulevard
                                                Chicago, Illinois 60604

                                       Telephone: (312) 279-4881
                                                  ------------------------------
                                       Telecopy:  (312) 279-4981
                                                  ------------------------------



                                       LENDER:
                                       ------

                                       LASALLE BANK NATIONAL ASSOCIATION

                                       By: /s/ Janet R. Gates
                                          --------------------------------------
                                       Name:    Janet R. Gates
                                       Title:   Senior Vice President
                                       Address: 135 South LaSalle Street
                                                Chicago, IL   60603
                                       Telephone:   (312) 904-4617
                                       Telecopy:    (312) 904-6189

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